Exhibit 10.57

EXECUTION COPY

MUTUAL SEPARATION AND RELEASE AGREEMENT

This Mutual Separation and Release Agreement (the “Agreement”) is entered into as of November 11, 2015, between Advance Auto Parts, Inc., a Delaware corporation (the “Company”) and Darren R. Jackson (the “Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated January 7, 2008, and amended as of June 4, 2008, January 1, 2010, August 27, 2010, December 15, 2010 and October 8, 2012 (as amended, the “Employment Agreement”);

WHEREAS, the Company and Executive have mutually agreed that the Employment Term will end effective as of midnight on January 2, 2016 (“Separation Date”);

WHEREAS, Executive agrees to comply with certain covenants set forth in this Agreement in consideration for the benefits and payments provided for in this Agreement;

WHEREAS, the Company and Executive agree that no provisions of the Employment Agreement to be performed by Executive after his employment separation will survive the termination of Executive’s employment with the Company and that this Agreement shall supersede the Employment Agreement with respect to any post-separation obligations of Executive to the Company;

WHEREAS, capitalized terms not defined herein shall have the definitions provided in the Employment Agreement; and

WHEREAS, Executive is willing to accept the benefits and payments, and the Company is willing to pay the benefits and payments to Executive, provided for in this Agreement and each of Executive and the Company is willing to comply with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Recitals. The parties hereto agree that the foregoing recitals in this Agreement are true and accurate and are incorporated herein.

2.
Separation Payments / Benefits. If Executive executes and does not revoke this Agreement, and does not revoke the Supplemental Release in accordance with Section 5 herein, in full discharge of any obligations to Executive under the Employment Agreement or otherwise, the Company shall provide to Executive and Executive accepts from the Company the following:

(A)     Cash Payment. The Company shall pay Executive a cash payment, less applicable taxes and deductions, equal to the sum of:

(1)     $1,050,000.00, which constitutes an amount equal to the Executive’s annual Base Salary, as in effect immediately prior to January 2, 2016 (the “Termination Salary Payment”), and

(2)     An amount equal to the average value of the annual bonus paid to Executive for the Company’s three completed fiscal years of 2013, 2014 and 2015 (the “Termination Bonus Payment”).

(3)    Continued reimbursement for eligible expenses incurred through December 31, 2015 pursuant to the terms of the Company’s Executive Choice program.

(B)    Equity Awards. For purposes of any unvested equity awards made to Executive pursuant to the Company’s 2004 and 2014 Long-Term Incentive Plans (“LTI Plans”) and held by the Executive as of the Separation Date, the Executive will be treated as having experienced a Termination by the Company on account of Retirement, and such unvested awards will further vest only to the extent provided for in the underlying equity award agreements based on such termination. As of the effective date of this Agreement, Executive is not eligible to receive additional equity awards pursuant to the Company’s LTIP Plans. For the avoidance of doubt, Appendix I hereto lists each such unvested award made to Executive under the LTI Plans. For the avoidance of doubt, the Company and Executive agree that, with respect to all unvested, outstanding performance-based awards made to Executive prior to the date hereof: (i) neither the Board nor any committee of the Board (including, without limitation, the Compensation Committee of the Board) shall take any action to modify, in any respect, any of the respective performance criteria that were initially established for each such award without Executive’s prior written consent and (ii) the Board, whether directly or acting through one or more of its committees (including the Compensation Committee), shall make its determination of the achievement of all such performance criteria for performance periods ending on or after December 31, 2015 as to which any such award is subject in a manner that is consistent with determinations made by the Board or any such committee for periods ending on December 31, 2014.

(C)    Outplacement Services. The Company shall make outplacement services available to Executive, at a cost to the Company not to exceed $12,000.00 in the aggregate, for a period of time not to exceed twelve (12) months following the Separation Date pursuant to the Company’s executive outplacement program with the Company’s selected vendor, to include consulting, search support and administrative services.

(D)    Medical Coverage. The Company shall provide Executive, Executive’s spouse and/or eligible dependents with medical, dental and vision insurance benefits for eighteen (18) months from the Separation Date or until such time as Executive is eligible for group health coverage under another employer’s plan, whichever occurs first. In order to trigger the Company’s obligation to provide health care continuation benefits, Executive must elect continuation coverage required pursuant to the Consolidation Omnibus Budget Act of 1985, as amended (“COBRA”), upon such eligibility. The Company’s obligation shall be satisfied solely through the payment of Executive’s COBRA premiums during the 18-month period, but only to the extent that such premiums exceed the amount that would otherwise have been payable by Executive for coverage of Executive and the Executive’s spouse and/

or eligible dependents that were covered by the Company’s medical, dental, and vision insurance programs at the time of Executive’s termination of employment had the Executive continued to be employed by the Company. The premium amounts paid by the Company towards such COBRA coverage will be treated as income to Executive. In no event will such benefits under this section continue beyond the time permitted by COBRA.

(E)    No Deferral or Matching Contributions. Payments made to Executive under Section 2 of this Agreement will not be eligible for deferral or matching contributions under any pension or benefit plan.

(F)    Final Payment of Benefits. Notwithstanding anything herein to the contrary, this Agreement is intended to be operated so that the payment of the benefits set forth in this Section 2 shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing, in the event that the Company reasonably determines that any amounts that become payable under this Section 2 fail to be exempt from the requirements of Code Section 409A, then the payment of such amounts shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be accelerated, delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

3.
Earned and Accrued Payments. The foregoing notwithstanding, the Executive shall be paid all amounts that have already been earned and accrued as of the Separation Date, in accordance with Section 4(k) of the Employment Agreement. These payments shall be paid promptly, but no later than the date required by law, after the Separation Date in accordance with the governing policies and applicable law.

4.
Entire Obligation. Except as provided in Sections 5 through 12 of this Agreement, following the Separation Date, Executive will have no further obligation to provide services to the Company. Except for (i) the Payments outlined in Sections 2 and 3 above, (ii) all rights, whether vested as of the date hereof, that Executive may have under the Company’s welfare, retirement and other plans and programs in which Executive was participating at the Separation Date, or which are vested or may become vested after the date hereof pursuant to the terms and conditions of the LTI Plans and underlying award agreements with respect to equity awards previously made to Executive, (iii) all continuing rights Executive may have under the Employment Agreement, and (iv) all rights Executive may have following his Separation Date under the Company’s Certificate of Incorporation and Bylaws, any applicable Company insurance and any indemnity agreements to which Executive is a party which provide for indemnification, insurance or other, similar coverage for Executive with respect to his actions or inactions as an officer, employee and/or member of the Board, or as expressly required under applicable law, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder after his Separation Date.

5.
Release and Waiver. Executive for himself, his heirs, executors, administrators and assigns, hereby knowingly, voluntarily and unconditionally RELEASES, WAIVES AND FOREVER DISCHARGES the Company and its parents, subsidiaries, affiliates, successors and assigns (jointly and severally, “Related Entities”), and each of the Company’s and such Related Entities’ respective current and former officers, directors, employees, members, managers, agents, independent contractors, representatives and shareholders, in each case, solely in their respective capacities as such (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof), from any and all obligations, claims, demands, liabilities, judgments, causes of action, suits at law or in equity, in tort, contract, by statute or on any other basis, related to Executive’s employment with the Company; termination of Executive’s employment or circumstances related thereto; any and all injuries, losses or damages to Executive, including any claims for compensation and/or benefits, compensatory, punitive or other damages, attorney’s fees, expenses, reimbursements or costs of any kind; any and all claims relating to the conduct of any current and former officer, director, employee, member, manager, agent, independent contractor or representative of the Company or its Related Entities; and any and all matters, transactions or things occurring prior to the date of this Agreement, including any and all possible claims, known or unknown, which could have been asserted against the Company, its Related Entities, or the Company’s and such Related Entities’ respective current and former officers, directors, employees, members, managers, agents, independent contractors or representatives in each case, solely in their respective capacities as such. This release and waiver includes, but is not limited to, any and all claims, demands, rights and/or causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Older Workers’ Benefit Protection Act, the Workers Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act or any other federal, state, or local statute or ordinance or any other claims, whether statutory or based on common law.

Nothing in this Agreement is intended to: (1) constitute an unlawful waiver of any of Executive’s rights under any laws; (2) waive Executive’s right to file an administrative charge with any administrative agency under applicable law, or participate in any agency investigation, although Executive does waive and release his right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (3)  prohibit Executive from providing truthful testimony, if under subpoena or court order to do so, or otherwise required by applicable law. Furthermore, the Company acknowledges and agrees that by entering into the foregoing release contained in this Section 5, Executive is not intending to, and does not, release the Company or any Related Entity from performance of its obligations under, and it not intending to, and does not, waive any of Executive’s rights under, this Agreement.
Additionally, as a condition to receiving the amounts and benefits specified in Section 2 hereof, Executive shall sign and deliver to the Company a supplemental release of claims (the “Supplemental Release”) in the form attached hereto as Exhibit A, within twenty-one (21) days after the Separation Date and not revoke the same within the time period provided therein. If Executive does not sign the Supplemental Release (or if Executive revokes it), Executive shall not be entitled to receive any of the amounts or benefits under Section 2 hereof, but this Agreement (including the release contained herein) shall otherwise remain in full force and effect.

6.
Cooperation. For a period of two (2) years immediately following the Separation Date, Executive agrees to be reasonably available to assist the Company and its representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving the Company as to which Executive has knowledge or information that is relevant to such matters. The Company will reimburse Executive for all associated reasonable costs of travel, food and lodging.

7.
Confidential Information. Executive agrees to hold any Confidential Information of the Company or its Related Entities in strictest confidence, and not to use or to disclose to any person, firm or corporation other than the Company or those designated by it said Confidential Information without the prior written authorization of the Company, except as may otherwise be required by law or legal process. Executive agrees that “Confidential Information” means any proprietary information prepared or maintained in any format, including technical data, trade secrets or know-how in which the Company or its Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or its Related Entities on whom Executive called, with whom Executive dealt or with whom Executive became acquainted during the term of Executive’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Executive or disclosed to Executive by the Company or its Related Entities or any other person or entity during the term of Executive’s employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or its Related Entities or otherwise. Executive also recognizes that the Company and its Related Entities have received from third parties their confidential or proprietary information subject to a duty on the part of the Company or its Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it in any manner after the Separation Date. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise or (B) otherwise becomes available to the public through no act or omission of Executive. For the avoidance of doubt, this Section 7 supersedes Executive’s post-employment separation obligations to the Company as set forth in Section 18(a) of the Employment Agreement.

8.
Return of Company Property. Executive agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive or others, in each case with respect to the Company’s business, pursuant to or during Executive’s employment with the Company or otherwise are the property of the Company or its

Related Entities and their respective successors or assigns. Executive will return all Company property to the Company or to the Company’s designee by the Separation Date and will not keep in Executive’s possession, recreate or deliver said property to anyone else. Executive further agrees to sign and deliver the “Separation Certification” attached hereto as Exhibit B within fifteen (15) calendar days from the Separation Date.

9.
Non-Disparagement. Executive agrees that for a period of two (2) years following the Separation Date, the Executive will not take any action or make any statement which disparages the Company or its practices or which disrupts or impairs its normal operations, such that it causes material adverse impact to the Company or its Related Entities. The Company (whether through any member of its Board of Directors, any executive officer or any spokesperson acting on behalf of the Company) agrees that, for a period of two (2) years after the Separation Date, the Company will (i) direct its directors and executive officers, in their capacities as such, to not make any statement which disparages Executive, his tenure with the Company or his future employment prospects, such that it causes material adverse impact to Executive, his reputation or his future employment prospects and (ii) not issue statements or publish a press release that disparages Executive. This Section 9 shall not be violated as a result of truthful statements required by subpoena or court order or if a response is otherwise required as provided by law. For the avoidance of doubt, this Section 9 supersedes Executive’s post-employment separation obligations to the Company as set forth in Section 18((g) of the Employment Agreement.

10.
Notification of New Employer. Executive hereby grants consent to notification by the Company to Executive’s new employer (whether Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, executive, volunteer or manager) solely of the existence and terms of Executive’s obligations specified in Sections 7, 11 and 12 of this Agreement.

11.
Non-Interference. Executive covenants and agrees that, for a period of one (1) year immediately following the Separation Date, Executive shall not, without the prior written approval of the Company, directly or indirectly, either on behalf of Executive or any other person or entity, Interfere with the Company or any of its Related Entities. For the avoidance of doubt, this Section 11 supersedes Executive’s post-employment separation obligations to the Company as set forth in Section 18(e) of the Employment Agreement.

(A)    For purposes of this Agreement, “Interfere” shall mean (A) to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, customers or prospective customers, suppliers or prospective suppliers, employees, agents or independent contractors of the Company or any of its Related Entities to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Related Entities, or (B) whether as a direct solicitor or provider of such services, or in a direct management or supervisory capacity over others who solicit or provide such services, to solicit or provide services that fall within the definition of Restricted Activities as defined in Subsection 12(B) below to any customer of the Company or its Related Entities.

(B)    This provision shall only apply to those current or former employees, independent contractors, customers or suppliers of the Company or Related Entities who were such at any time within twelve (12) months prior to the Separation Date.

12.	Covenants Not to Compete.

(A)    Non-Competition. For the avoidance of doubt, this Section 12 supersedes Executive’s post-employment separation obligations to the Company as set forth in Section 18(f) of the Employment Agreement. Executive covenants and agrees that for a period of two (2) years immediately following the Separation Date (the “Non-Compete Period”), Executive will not, directly or indirectly:

(1)     own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 5% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder of any company or business that derives more than 15% of its revenue from the Restricted Activities (as defined below) within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”) or

(2)     engage or participate as an executive, director, officer, manager, employee, partner, independent contractor, consultant, technical or business advisor (or any foreign equivalents of the foregoing) with any Restricted Company in the Restricted Activities within the Restricted Area.

(B)    Restricted Activities/Restricted Area. For purposes of this Agreement, the term “Restricted Activities” means the retail, wholesale or commercial sale of aftermarket auto parts and accessories. The term “Restricted Area” means the United States of America and Canada, including their territories and possessions.

(C)     Association with Restricted Company. In the event that Executive intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, executive, volunteer or director) with any Restricted Company during the Non-Compete Period, Executive must provide information in writing to the Company relating to the activities proposed to be engaged in by Executive for such Restricted Company. In the event that the Company consents in writing to Executive’s engagement in such activity, the engaging in such activity by Executive shall be conclusively deemed not to be a violation of this Section 12. Such consent, if given, is not intended and shall not be deemed to be a waiver or nullification of the covenant of non-competition of Executive or other similarly bound executives.

(D) Permitted Employment with Multi-Division Company. Nothing in this Section 12 shall preclude Executive from accepting employment with a multi-division company so long as (i) Executive’s employment is not within a division of the new employer that engages in and derives more than 15% of its revenues from the Restricted Activities within the Restricted Area, (ii) during the course of such employment, Executive does not communicate related to Restricted Activities with any division of Executive’s new employer that is engaged in and derives more that 15% of its revenues from the Restricted Activities within the Restricted Area and (iii) Executive does not engage in the Restricted Activities with the Restricted Area.

13.
Effect of Non-Payment of Benefits; Clawback. The Executive’s post-termination of employment obligations set forth in Sections 6, 10, 11, and 12 of this Agreement shall cease upon the Company’s failure to make any payments or benefits hereunder as a result of the termination of the Executive’s employment when due if such failure is a bad faith violation of this Agreement and is not cured within 15 days after written notice of such failure. In the event that Executive materially violates Sections 9, 11 and/or 12, and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation Executive shall repay to the Company a portion of the payments provided for pursuant to Section 2 herein, equal to a fraction, the numerator of which is the number of days left in the applicable period under Sections 9, 11 or 12, and the denominator of which is the total number of days in the applicable period under such Section. In the event that Executive materially violates Sections 7 and/or 8, and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation Executive shall repay to the Company a portion of the payments provided for pursuant to Section 2 equal to a fraction, the numerator of which is the number of days left in the two (2)-year period immediately following the termination and the denominator of which is 730. Executive further agrees that such repayment obligation shall constitute liquidated damages and the Company further agrees that it shall have no other right to damages under this Agreement or at law with respect to breaches of Sections 7, 8, 9, 11 and/or 12, but the Company shall have the right to seek equitable relief pursuant to Section 14 hereunder. Notwithstanding anything to the contrary herein, the Executive acknowledges that the Company Incentive Compensation Clawback Policy is and shall remain in full force and effect following the Separation Date and any “incentive compensation” provided for in this Agreement will be subject to the terms and conditions of such policy.

14.	Specific Enforcement; Remedies Cumulative.

(a)
Executive acknowledges that the Company and its Related Entities, as the case may be, will be irreparably injured if the provisions of Sections 7, 8, 9, 11 and 12 hereof are not specifically enforced and Executive agrees that the terms of such provisions (including without limitation the periods set forth in Sections 9, 11 and 12) are reasonable and appropriate. If Executive commits or the Company has evidence based on which it reasonably believes Executive threatens to commit, a [material] breach of any of the provisions of Sections 7, 8, 9, 11 or 12 hereof, the Company and/or its Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Sections 7, 8, 9, 11 or 12 hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or its Related Entities and that money damages will not provide an adequate remedy therefor. Such injunction shall be available without the posting of any bond or other security, and Executive hereby consents to the issuance of such injunction.

(b)
The Company acknowledges that Executive will be irreparably injured if the provisions of Section 9 hereof are not specifically enforced and the Company agrees that the terms of such provisions (including without limitation the period set forth in Sections 9) are reasonable and appropriate. If the Company commits or Executive has evidence based on which he reasonably believes the Company threatens to commit, a material breach of any of the provisions of Section 9 hereof, Executive shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Section 9 hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Executive and that money damages will not provide an adequate remedy therefor. Such injunction shall be available without the posting of any bond or other security, and the Company hereby consents to the issuance of such injunction.

15.
Re-Set of Period for Non-Competition and Non-Interference. In the event that a legal or equitable action is commenced with respect to any of the provisions of Sections 9, 11 or 12 hereof and Executive has not complied, in all material respects, with the provisions in such sections with respect to which such action has been commenced, then the one-year or two-year period, as described in such sections not so complied with by Executive shall be extended from its original expiration date, day-for-day, for each day that Executive is found to have not complied, in all material respects, with such sections.

16.
Jurisdiction and Venue. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FOLLOWING COURTS IN MATTERS RELATED TO THIS AGREEMENT AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN ANY OF SUCH COURTS: THE STATE COURTS OF THE COMMONWEALTH OF VIRGINIA, THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF ROANOKE, VIRGINIA, OR THE STATE

17.
COURTS OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN ANY MUNICIPALITY WHEREIN AN OFFICE OF THE COMPANY IS LOCATED, IN WHICH OFFICE EXECUTIVE WAS PHYSICALLY PRESENT WHILE RENDERING SERVICES FOR THE COMPANY AT ANY TIME DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING EXECUTIVE’S SEPARATION DATE.

18.
Waiver of Jury Trial. EXECUTIVE AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EXECUTIVE, AND EXECUTIVE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EXECUTIVE’S OWN FREE WILL, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

19.
Successors and Assigns. This Agreement shall be binding and upon and inure to the benefits of the respective heirs, legal representatives, executors, administrators, assigns and successors in interest of each of the parties.

20.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of laws.

21.
Reasonableness of Terms and Covenants. Each of Executive and the Company acknowledges that the other party hereto would not have agreed to enter into this Agreement unless such other party hereto agreed to comply with the terms contained herein including, but not limited to, Sections 5 through 16 above. Accordingly, Executive further agrees that the terms and covenants set forth in numbered Sections 5 through 17 above are reasonable and necessary to protect the legitimate business and other interests of the Company, and the Company further agrees that the terms and covenants set forth in numbered Sections 9, 13, 14, 16 and 17 above are reasonable and necessary to protect the legitimate business and other interests of Executive.

22.
Reliance. In accepting the terms of this Agreement, Executive understands and agrees that Executive is relying wholly on Executive’s own judgment, belief, and knowledge and/or that of Executive’s attorneys and advisors regarding this Agreement and the matters and occurrences in question. Executive has not been influenced to any extent whatsoever in entering this Agreement by representations or statements made by any person, firm or entity hereby released, or by persons representing or acting for them or on their behalf employed. Executive’s decision to sign this Agreement is entirely voluntary and with full understanding of its consequences and without being coerced or threatened with retaliation of any sort. Executive has been given ample opportunity to ask questions, consider, read, review and analyze this Agreement and Executive acknowledges that Executive fully understands its terms and conditions.

23.
Entire Agreement. This Agreement, in conjunction with each of the equity award agreements described on Appendix I hereto and the surviving portions of the Employment Agreement, contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreements. This Agreement may only be modified by an instrument in writing signed by the Company and the Executive.

24.
Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: General Counsel

With a copy to:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: Chief Executive Officer

If to the Executive:
Darren R. Jackson

25.
Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

26.
Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party must be in writing and shall not operate or be construed to be a waiver of a similar or dissimilar condition or provision at the same time or any prior or subsequent time.

27.
Reimbursement of Fees. The Company will promptly reimburse Executive for reasonable legal expenses and costs incurred with respect to the negotiation, preparation and execution of this Agreement (and any agreements referenced herein), in an amount not to exceed Ten Thousand Dollars ($10,000).

28.
Certain Rights Under The Age Discrimination in Employment Act. Executive acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with that section, Executive specifically agrees that Executive is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, Executive acknowledges that Executive understands that:

(A)    Executive read this Agreement in its entirety. Executive understands all of the terms of this Agreement and Executive knowingly and voluntarily assents to all of the terms and conditions contained herein, including without limitation, the waiver and release, and Executive acknowledges and agrees that Executive’s waiver of rights or claims arising under the ADEA is in writing and is understood by Executive;

(B)    Executive is not waiving any claims for age discrimination under the ADEA that may arise after the date Executive signs this Agreement and Executive is not waiving vested benefits if any;

(C)    Executive is waiving rights or claims for age discrimination under the ADEA in exchange for the Separation Payment described in Section 2 above, which is in addition to anything of value to which Executive is already entitled; and

(D)    Executive was advised to consult with and has had an opportunity to consult with an attorney before signing this Agreement.

Executive has twenty-one (21) calendar days from November 11, 2015 to consider this Agreement. If Executive does not sign this Agreement and return it to the Company within twenty-one (21) calendar days of receipt, it will be null and void. Executive also understands that Executive may sign and return this Agreement prior to the expiration of the twenty-one (21) calendar day period. Executive acknowledges and agrees that if Executive decides to sign and return this Agreement before the full twenty-one (21) day period has elapsed, this is a decision made by Executive voluntarily and Executive freely and knowingly has chosen not to wait at least twenty-one (21) days to sign the Agreement. After Executive has read and understands the contents of this Agreement, Executive agrees to acknowledge acceptance by signing in the space indicated below, and to return the Agreement by hand delivery or by certified mail, postage prepaid, return receipt requested, to the Executive Vice President, Human Resources and General Counsel, Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012. Executive further understands that Executive has seven (7) calendar days after signing this Agreement in which to revoke it with notice to the Company in writing. This Agreement will not become effective until after this revocation period has passed.

IN WITNESS WHEREOF, the Company and Executive have executed this Separation and Release Agreement as of the dates listed below.

Advance Auto Parts, Inc.

Date: _________________ By:_________________________(SEAL)

Tammy Moss Finley
Executive Vice President, Human Resources,
General Counsel and Corporate Secretary

Executive

Darren R. Jackson

Date: __________________            Signature: ________________________

APPENDIX I
Unvested Equity Awards
(As of January 2, 2016)

Award Date	Type of Award	Scheduled Vest Date
December 12, 2013	Time-Based RSU (Tranche 3)	December 12, 2016
February 10, 2014	Time-Based RSU (Tranche 2)	February 10, 2016
February 10, 2014	Time-Based RSU (Tranche 3)	February 10, 2017
December 1, 2014	Time-Based RSU (Tranche 2)	December 1, 2016
December 1, 2014	Time-Based RSU (Tranche 3)	December 1, 2017
December 3, 2012	Performance RSU	March 1, 2016
December 3, 2012	Performance SAR	March 1, 2016
March 1, 2013	Performance RSU	March 1, 2016
December 12, 2013	Performance SAR	March 1, 2017
February 10, 2014	Performance SAR	March 1, 2017
December 1, 2014	Performance SAR	March 1, 2018

EXHIBIT A

SUPPLEMENTAL RELEASE

As of January 2, 2016, Darren R. Jackson (the “Executive”), on behalf of himself, his heirs, executors, administrators and assigns, hereby knowingly, voluntarily and unconditionally RELEASES, WAIVES AND FOREVER DISCHARGES Advance Auto Parts, Inc. (the “Company”) and its parents, subsidiaries, affiliates, successors and assigns (jointly and severally, “Related Entities”), and each of the Company’s and such Related Entities’ respective current and former officers, directors, employees, members, managers, agents, independent contractors, representatives and shareholders, in each case, solely in their respective capacities as such (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof), from any and all obligations, claims, demands, liabilities, judgments, causes of action, suits at law or in equity, in tort, contract, by statute or on any other basis, related to Executive’s employment with the Company; termination of Executive’s employment or circumstances related thereto; any and all injuries, losses or damages to Executive, including any claims for compensation and/or benefits, compensatory, punitive or other damages, attorney’s fees, expenses, reimbursements or costs of any kind; any and all claims relating to the conduct of any current and former officer, director, employee, member, manager, agent, independent contractor or representative of the Company or its Related Entities; and any and all matters, transactions or things occurring prior to the date hereof, including any and all possible claims, known or unknown, which could have been asserted against the Company, its Related Entities, or the Company’s and such Related Entities’ respective current and former officers, directors, employees, members, managers, agents, independent contractors or representatives in each case, solely in their respective capacities as such. This release and waiver includes, but is not limited to, any and all claims, demands, rights and/or causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Older Workers’ Benefit Protection Act, the Workers Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act or any other federal, state, or local statute or ordinance or any other claims, whether statutory or based on common law.

Nothing in this Supplemental Release is intended to: (1) constitute an unlawful waiver of any of Executive’s rights under any laws; (2) waive Executive’s right to file an administrative charge with any administrative agency under applicable law, or participate in any agency investigation, although Executive does waive and release his right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (3)

prohibit Executive from providing truthful testimony, if under subpoena or court order to do so, or otherwise required by applicable law. Furthermore, the Company acknowledges and agrees that by entering into this
Supplemental Release, Executive is not intending to, and does not, release the Company or any Related Entity from performance of its obligations under, and it not intending to, and does not, waive any of Executive’s rights under, the Separation Agreement entered into by and between Executive and the Company dated November 11, 2015.

IN WITNESS WHEREOF, the Company and Executive have executed this Supplemental Release as of the dates listed below.

        Advance Auto Parts, Inc.

Date: _________________	By: ______________________________(SEAL)

Tammy Moss Finley
Executive Vice President, Human Resources,

General Counsel and Corporate Secretary

Executive

Darren R. Jackson

Date: __________________                Signature: ____________________________

EXHIBIT B

SEPARATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

I further certify that I have, to the best of my knowledge, complied with all the current terms of my Separation and Release Agreement with the Company.

Date: __________________            _________________________________
Darren R. Jackson

EXHIBIT C

LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES